                                                     [NATIONWIDE FINANCIAL LOGO]

EXHIBIT 99.1


INVESTOR CONTACT:
Kevin G. O'Brien
VP, Investor Relations
614 677-5331

MEDIA CONTACT:
Bryan Haviland
Public Relations Officer
614 677-7767

OCTOBER 28, 2002

          NATIONWIDE FINANCIAL REPORTS THIRD QUARTER OPERATING RESULTS

               FIXED ANNUITY AND PENSION PRODUCT GROWTH CONTINUES

COLUMBUS, OHIO-- Nationwide Financial Services, Inc. (NYSE: NFS), a leading provider of personalized long-term savings and retirement products, today reported results for the third quarter 2002. Highlights include the following:

- Net operating loss, which excludes after-tax net realized investment gains/losses and discontinued operations, was $129.4 million, or $1.08 per diluted share, for the third quarter. As previously announced on October 24th, the net operating loss included an acceleration of deferred policy acquisition costs (DAC) amortization of $225.6 million, net of tax.

- The acceleration of DAC amortization was primarily due to the sustained weakness in the equity markets. The accelerated DAC amortization included $213.4 million related to individual annuities, $7.8 million related to institutional products and $4.4 million related to life insurance, all net of tax. An October 24, 2002 press release includes further details.

- Excluding the accelerated DAC amortization, net operating income was $96.2 million, or $0.80 per diluted share. Net operating income for the third quarter 2001 was $104.3 million, or $0.81 per diluted share.

- Net loss for the quarter was $141.0 million, or $1.18 per diluted share, compared to net income of $132.6 million or $1.03 per diluted share, a year ago. Included in the current quarter's net loss were net realized losses on investments of $11.6 million, after tax, including impairments on bonds of $25.7 million and losses from hedging instruments of $1.0 million. Partially offsetting these losses was a $15.1 million after tax realized gain from the final liquidation of a real estate partnership to a related party.

- Operating revenues rose 5 percent to $802.1 million for the third quarter, from $760.4 million in the prior year. Higher net investment income from a growing block of individual fixed annuities fueled the revenue growth.

- Excluding the accelerated DAC amortization from operating earnings, operating return on equity was 12.0 percent for the quarter compared to
     13.3 percent a year ago.

                                     -more-


Insurance - Financial Services - On Your Side       One Nationwide Plaza
                                                    Columbus, OH 43215-2220
                                                    www.nationwidefinancial.com

NFS REPORTS THIRD QUARTER 2002 EARNINGS -- 2

- Total sales of $4.0 billion for the third quarter improved 3 percent from $3.9 billion in the prior year. Solid growth in institutional products and fixed annuities continued during the quarter and offset a decline in sales of equity-linked products. The financial institutions channel reported sales of $1.2 billion in the quarter, 24 percent ahead of a year ago, and is now the company's largest distribution channel.

- Customer funds managed and administered declined 2 percent to $91.4 billion from $93.0 billion reported a year ago. The mix of funds managed and administered by segment was unchanged during the quarter as institutional products continues to be the largest segment comprising 50 percent of the total.

"The third quarter operating results are a reflection of the extraordinary market conditions that we are facing today," said W.G. Jurgensen, chairman and chief executive officer. "The sustained equity market weakness has made the operating environment very challenging for our equity-linked retirement savings businesses, overshadowing some very solid operating results in our fixed annuity, life insurance and institutional products businesses."

SEGMENT RESULTS

Nationwide Financial reports its results in three business segments: individual annuity, institutional products and life insurance. A discussion of the results for each segment follows.

                               INDIVIDUAL ANNUITY

         - Pre-tax operating income, excluding accelerated DAC amortization of $328.3 million, was $50.6 million for the quarter, compared to $54.2 million reported a year ago

         - Operating revenues increased 12 percent in the quarter, to $304.9 million, from $272.9 reported a year ago

         - Net flows, or deposits less withdrawals, were $635.2 million in the quarter, 25 percent ahead of the $509.4 million experienced in the prior quarter

         - Total individual annuity account values ended the quarter at $37.4 billion, down 2 percent from a year ago and 8 percent lower than the second quarter of 2002

Pre-tax operating income for the segment, excluding the accelerated DAC amortization, declined 7 percent from a year ago as strong growth in investment income partially offset lower policy charges and higher policy benefits and general operating expenses. Rapid growth in individual fixed annuities drove investment income higher, while improved interest spreads in this business helped maintain profitability in a very challenging interest rate environment. Interest spreads in the quarter were 181 basis points, up from

                                     -more-

Insurance - Financial Services - On Your Side       One Nationwide Plaza
                                                    Columbus, OH 43215-2220
                                                    www.nationwidefinancial.com

NFS REPORTS THIRD QUARTER 2002 EARNINGS -- 3

the 175 basis points reported a year ago. Policy charges for the quarter were off 8 percent compared to a year ago. Lower average separate account balances continue to pressure asset fees, which declined 15 percent compared to a year ago.

Policy benefits expenses increased by $5.0 million compared to a year ago, driven primarily by higher levels of Guaranteed Minimum Death Benefit (GMDB) claims in our individual variable annuity business. As of quarter end the net GMDB exposure, as measured by the difference between the aggregate account value and death benefit due to the contract holder - net of any reinsurance coverage, increased to $3.7 billion. The net GMDB exposure was $2.1 billion as of June 30, 2002. Segment profitability, as measured by pre-tax operating income, excluding accelerated DAC amortization, to average account values, was 52 basis points in the quarter, a slight decrease from 53 basis points the year before.

Individual annuity sales of $1.9 billion were 2 percent lower than a year ago and increased marginally from the second quarter. Fixed annuity sales of $915.1 million surged 58 percent and accounted for nearly half of the segment's total sales. The growth in fixed products is attributable to the continued volatility in the equity markets and its influence on consumer preference for fixed rate investments. As a result of this preference, variable annuity sales declined 28 percent from a year ago and 17 percent on a sequential basis. During the quarter, sales in financial institutions grew 15 percent compared to a year ago, fueled by the demand for fixed annuity products, while the wirehouse and independent broker/dealer channels experienced sales declines due to the higher concentration of variable products in their sales. Individual annuity sales through the new Nationwide Provident career agency system were $34.3 million in the current quarter, an increase of 77 percent from the $19.3 million reported in the second quarter of 2002.

"We are continually developing additional partnerships to further diversify our distribution network," said Joseph J. Gasper, president and chief operating officer. "The completion of the Nationwide Provident transaction on October 1st provides an additional distribution channel that can generate significant sales of all products, including fixed and variable annuities."

                             INSTITUTIONAL PRODUCTS

         - Pre-tax operating income, excluding accelerated DAC amortization of $12.1 million, was $46.3 million in the quarter, down from $49.6 million a year ago

         - Operating revenues were $259.7 million, compared to $276.6 million in the prior year

         - Net flows, or deposits less withdrawals, were $287.5 million, down from $351.3 million in the prior quarter

         - Total institutional products account values ended the quarter at $45.8 billion, 3 percent lower than a year ago

                                     -more-

Insurance - Financial Services - On Your Side       One Nationwide Plaza
                                                    Columbus, OH 43215-2220
                                                    www.nationwidefinancial.com

NFS REPORTS THIRD QUARTER 2002 EARNINGS -- 4

The institutional products segment pre-tax income, excluding accelerated DAC amortization, declined 7 percent from a year ago due to lower asset fees and higher general operating expenses, partially offset by increased interest spread income. Policy charges declined $9.4 million, or 20 percent, from a year ago, as average separate account balances have declined 21 percent as a result of continued declines in the equity markets. Partially offsetting this was a $5.3 million increase in investment income as average general account assets grew $1.1 billion or 10 percent from a year ago driven by growth in the medium-term note program. General operating expenses increased 6 percent from the prior year to support our growing administration only business in the public sector, which grew $1.7 billion or 12 percent compared to a year ago. Profitability, as measured by pre-tax operating income, excluding accelerated DAC amortization, to average account values, declined slightly to 39 basis points compared to 40 basis points reported a year ago.

During the third quarter, institutional product sales of $1.8 billion increased 7 percent compared to a year ago. Private sector pension plan sales were $1.1 billion in the quarter, with the number of cases written increasing to 826 versus 645 in the third quarter a year ago. Public sector sales increased 8 percent as case terminations have stabilized and recurring premium from new cases is becoming a more meaningful contributor to overall sales growth.

"We have been actively transforming our business model for the public sector business during the past several years," said Gasper. "Our new model emphasizes education and technology and allows us to more efficiently serve this increasingly competitive market. During the third quarter we were awarded the State of New York case and several in-force cases received contract renewals, all of which are affirmations that our new business model is gaining traction."

                                 LIFE INSURANCE

         - Total segment pre-tax operating income, excluding accelerated DAC amortization of $6.7 million, was $40.1 million in the quarter, compared to $44.8 million a year ago

         - Operating revenues were $222.7 million, an increase of 9 percent over the prior year

         - Life insurance in-force of $73.5 billion grew 6 percent from a year ago

         - Life insurance policy reserves were $8.3 billion compared to $7.6 billion a year ago


                                     -more-

Insurance - Financial Services - On Your Side       One Nationwide Plaza
                                                    Columbus, OH 43215-2220
                                                    www.nationwidefinancial.com

NFS REPORTS THIRD QUARTER 2002 EARNINGS -- 5

The life insurance segment pre-tax operating income is being pressured as volatile equity markets and economic uncertainty have impacted profitability related to variable life and corporate owned life insurance (COLI) products. Third quarter investment life pre-tax operating income, excluding accelerated DAC amortization, was $22.2 million, or 16 percent lower than a year ago, as higher revenues from a larger block of business were offset by increased general operating expenses and amortization of policy acquisition costs. Fixed life pre-tax income was $17.9 million or 2 percent lower than a year ago as higher general operating and benefit expenses offset revenue growth.

Third quarter sales of life insurance products totaled $311.3 million, 22 percent ahead of a year ago and 9 percent below the second quarter. The growth over the prior year was driven by improvement across all product lines: fixed life, variable life and COLI. Fixed life, which is predominantly sold by Nationwide agents, increased 6 percent over the prior year. While variable life experienced robust growth of 27 percent over the prior year, sales were sluggish sequentially due to continued volatility in the equity markets and concern over the potential for adverse tax legislation. COLI sales benefited from the sale of a large case in the quarter, totaling $54 million in first year premium.

BALANCE SHEET

Total assets as of September 30, 2002 were $84.6 billion, down 8 percent from $92.0 billion as of year-end 2001. Included in the current period total assets were $46.6 billion in assets held in separate accounts, down 22 percent from $59.6 billion as of year-end 2001.

Shareholders' equity was $3.6 billion, or $29.91 per share, as of September 30, 2002 compared to $3.4 billion, or $26.71 per share, as of year-end 2001. Excluding other comprehensive income, shareholders' equity was $3.1 billion, or $26.07 per share, as of September 30, 2002 versus $3.2 billion, or $25.14 per share, as of year-end 2001. Statutory capital and surplus ended the quarter at $1.5 billion, up from $1.3 billion a year ago.

BUSINESS OUTLOOK

The following statements are forward-looking, based on current business conditions, and include the operating results of Nationwide Provident:

                                     -more-

Insurance - Financial Services - On Your Side       One Nationwide Plaza
                                                    Columbus, OH 43215-2220
                                                    www.nationwidefinancial.com

NFS REPORTS THIRD QUARTER 2002 EARNINGS -- 6

Due to the inherent difficulty in forecasting the short-term performance of the equity markets, as measured by the S&P 500, and the related performance of our separate account assets, the information provided below incorporates a range of possible results that is intended to illustrate the sensitivity of the Company's revenue and earnings to the performance of the equity markets. To the extent that actual equity market performance varies from that assumed in the illustration below, the Company's results will vary accordingly.

         - For the full year 2002, should the equity markets and the related performance of our separate account assets achieve a return of 0 to 2 percent for the balance of the year, net operating income per share should be within a range of $3.20 to $3.25 excluding the accelerated DAC amortization reported this quarter.

         - Utilizing the same equity market assumptions noted above, revenue growth should be within a range of 4 to 6 percent and return on equity, excluding the accelerated DAC amortization, should be within a range of 12 to 13 percent for the full year 2002.

         - For the full year 2003, should the equity markets and related performance of our separate account assets achieve a return of 0 to 2 percent per quarter for the full year, net operating income per share should be within a range of $2.75 to $2.95, while revenue growth should be within a range of 18 to 20 percent and return on equity should be within a range of 9 to 10 percent.

Our ability to meet the indicated outlook is subject to the factors described in the forward-looking information section below. Prior to the start of the quiet period, investors can continue to rely on the earnings release and web site as Nationwide Financial's current expectations on matters covered, unless the Company publishes a notice stating otherwise.

EARNINGS CONFERENCE CALL

The Company will report its complete third quarter 2002 results after the close of trading on the New York Stock Exchange on Monday OCTOBER 28, 2002 and will host a conference call on Tuesday OCTOBER 29, 2002 from 11:00AM TO 12:00PM ET to discuss the third quarter 2002 results. To participate in the call, dial 1-630-395-0021 and enter the conference code NFS. Please dial into the call 10-15 minutes early to facilitate timely connection. A simultaneous web cast of the call will also be available from the investor relations section of the Company's web site at WWW.NATIONWIDEFINANCIAL.COM.

Anyone unable to participate in the call can listen to a replay starting on 2:00pm ET OCTOBER 29, 2002 through 5:00pm ET NOVEMBER 9, 2002 by dialing 1-402-998-1301. An audio archive and transcript of the call will be posted to the investor relations section of the Company's web site within 48 hours of the call.

                                     -more-

Insurance - Financial Services - On Your Side       One Nationwide Plaza
                                                    Columbus, OH 43215-2220
                                                    www.nationwidefinancial.com

NFS REPORTS THIRD QUARTER 2002 EARNINGS -- 7

QUIET PERIOD

Toward the end of each quarter, Nationwide Financial has a quiet period when it no longer publishes or updates its current outlook, and Company representatives will not comment concerning the Company's financial results or expectations. The quiet period will extend until the day when Nationwide Financial's next earnings release is published. For the fourth quarter of 2002, the quiet period will be JANUARY 13, 2003 through FEBRUARY 3, 2003.

Columbus-based Nationwide Financial is the holding company for the domestic retirement savings operations of Nationwide, which owns 63 percent of the outstanding common shares of NFS. The major operating subsidiary of NFS is Nationwide Life Insurance Company, the country's 7th largest life insurer based on admitted assets. To obtain investor materials, including the Company's 2001 annual report, Form 10-K and other corporate announcements, please visit our web site at www.nationwidefinancial.com.

FORWARD LOOKING INFORMATION

The information included herein contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among others, the following possibilities: (i) change in Nationwide's control of the Company through its beneficial ownership of approximately 94.5% of the combined voting power of all the outstanding common stock and approximately 63.0% of the economic interest in the Company other than through the Provident transaction; (ii) the Company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the Company's subsidiaries to pay such dividends; (iii) the potential impact on the Company's reported net income that could result from the adoption of certain accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies; (iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) repeal of the federal estate tax;
(vi) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements; (viii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (ix) inability to carry out marketing and sales plans, including, among others, development of new products and/or changes to certain existing products and acceptance of the new and/or revised products in the market; (x) changes in interest rates and the stock markets causing a reduction of investment income and/or asset fees, an acceleration of the amortization of deferred policy acquisition costs, reduction in the value of the Company's investment portfolio or separate account assets or a reduction in the demand for the Company's products; (xi) general economic and business conditions which are less favorable than expected; (xii) competitive, regulatory or tax changes that affect the cost of, or demand for the Company's products; (xiii) unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations; (xiv) inaccuracies in assumptions regarding future persistency, mortality, morbidity and interest rates used in calculating reserve amounts and in pricing our products; (xv) failure to successfully integrate Nationwide Provident into NFS, and (xvi) adverse litigation results or resolution of litigation and arbitration.

                                      -30-

Insurance - Financial Services - On Your Side       One Nationwide Plaza
                                                    Columbus, OH 43215-2220
                                                    www.nationwidefinancial.com

                           EXHIBIT 1 TO THIRD QUARTER 2002 EARNINGS ANNOUNCEMENT






NATIONWIDE FINANCIAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME

                                                            QUARTERS ENDED           NINE MONTHS ENDED
                                                              SEPTEMBER 30,            SEPTEMBER 30,
($ in millions, except per share data)                      2002         2001        2002         2001
                                                         ------------------------------------------------
REVENUES
  Policy charges                                         $   235.6     $   244.2  $   748.4     $   768.8
  Life insurance and immediate annuity premiums               64.5          59.4      189.2         189.9
  Net investment income                                      472.8         437.6    1,369.1       1,294.6
  Other income                                                29.2          19.2       77.4          58.5
                                                         ------------------------------------------------
  TOTAL OPERATING REVENUES                                   802.1         760.4    2,384.1       2,311.8
                                                         ------------------------------------------------

BENEFITS AND EXPENSES

  Interest credited                                          325.7         318.2      929.3         930.1
  Life insurance and annuity benefits                         77.7          66.2      228.5         208.4
  Policyholder dividends                                      11.6           9.5       33.5          31.1
  Amortization of deferred policy
     acquisition costs                                       431.0          85.5      600.8         265.2
  Other operating expenses                                   153.7         127.5      467.2         385.0
  Interest expense on debt and trust securities               21.5          12.6       55.1          40.1
                                                         ------------------------------------------------
TOTAL BENEFITS AND EXPENSES                                1,021.2         619.5    2,314.4       1,859.9
                                                         ------------------------------------------------

(LOSS) INCOME BEFORE FEDERAL INCOME TAX EXPENSE             (219.1)        140.9       69.7         451.9

  Federal income tax (benefit) expense                       (89.7)         36.6      (14.6)        118.7
                                                         ------------------------------------------------
NET OPERATING (LOSS) INCOME                                 (129.4)        104.3       84.3         333.2
  Net realized (losses) gains on investments, hedging
     instruments and hedged items, excluding
     securitizations, net of taxes                           (11.6)         26.5      (41.2)         26.0
  Income from discontinued operations, net of taxes           --             1.8        3.4           2.1
  Cumulative effect of adoption of accounting
     principles, net of taxes                                 --            --         --            (7.1)
                                                         ------------------------------------------------
 NET (LOSS) INCOME                                       $  (141.0)    $   132.6  $    46.5     $   354.2
                                                         ------------------------------------------------

DILUTED EARNINGS PER SHARE

NET OPERATING (LOSS) INCOME                              $   (1.08)    $    0.81  $    0.67     $    2.58
  Net realized (losses) gains on investments, hedging
     instruments and hedged items, excluding
       securitizations, net of taxes                         (0.10)         0.20      (0.32)         0.20

  Income from discontinued operations, net of taxes
                                                              --            0.02       0.02          0.02
  Cumulative effect of adoption of accounting
     principles, net of taxes                                 --            --         --           (0.06)
                                                         ------------------------------------------------
NET (LOSS) INCOME                                        $   (1.18)    $    1.03  $    0.37     $    2.74
                                                         ================================================

WEIGHTED AVERAGE SHARES OUTSTANDING

  Basic                                                      119.9         128.9      125.9         128.8
                                                         ------------------------------------------------
  Diluted                                                    120.0         129.3      126.2         129.2
                                                         ------------------------------------------------

Insurance - Financial Services - On Your Side       One Nationwide Plaza
                                                    Columbus, OH 43215-2220
                                                    www.nationwidefinancial.com

                           EXHIBIT 2 TO THIRD QUARTER 2002 EARNINGS ANNOUNCEMENT




NATIONWIDE FINANCIAL SERVICES, INC. CONSOLIDATED BALANCE SHEETS

                                                                            SEPTEMBER 30,           DECEMBER 31,
($ in millions, except for per share data)                                       2002                   2001
                                                                        ---------------------------------------------
ASSETS
Investments:
  Fixed maturity securities, at fair value                                          $23,074.6             $18,548.3
  Equity securities, at fair value                                                      104.0                 150.5
  Mortgage loans on real estate, net                                                  7,691.7               7,113.1
  Real estate, net                                                                      112.5                 172.0
  Policy loans                                                                          633.7                 592.7
  Other long-term investments                                                           138.2                 125.0
  Short-term investments                                                              1,569.9               1,112.8
                                                                        ---------------------------------------------
    TOTAL INVESTMENTS                                                                33,324.6              27,814.4
Cash and cash equivalents                                                               102.7                  65.0
Accrued investment income                                                               346.2                 309.7
Deferred policy acquisition costs                                                     2,945.4               3,213.7
Goodwill                                                                                169.0                 130.0
Other assets                                                                          1,085.6                 781.4
Assets held in separate accounts                                                     46,598.6              59,646.7
                                                                        ---------------------------------------------
               TOTAL ASSETS                                                         $84,572.1             $91,960.9
                                                                        ---------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:

  Future policy benefits and claims                                                 $29,936.6             $25,491.6
  Short-term debt                                                                        60.0                 100.0
  Long-term debt                                                                        897.1                 597.0
  Other liabilities                                                                   3,193.6               2,382.3
  Liabilities related to separate accounts                                           46,598.6              59,646.7
                                                                        ---------------------------------------------
    TOTAL LIABILITIES                                                                80,685.9              88,217.6
                                                                        ---------------------------------------------

Company-obligated mandatorily-redeemable capital
   and preferred securities of subsidiary trusts                                        300.0                 300.0

                                                                        ----------------------- ---------------------

Shareholders' equity:
  Class A common shares                                                                   0.3                   0.2
  Class B common shares                                                                   1.0                   1.0
  Additional paid-in capital                                                            761.6                 646.5
  Retained earnings                                                                   2,614.6               2,598.8
  Accumulated other comprehensive income                                                460.3                 202.5
  Treasury stock                                                                      (245.2)                 (0.2)
  Other                                                                                 (6.4)                 (5.5)
                                                                        ----------------------- ---------------------
    TOTAL SHAREHOLDERS' EQUITY                                                        3,586.2               3,443.3

                                                                        ----------------------- ---------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                          $84,572.1             $91,960.9
                                                                        ----------------------- ---------------------
BOOK VALUE PER SHARE

Including other comprehensive income                                                $  29.91               $  26.71
                                                                        ---------------------- ----------------------
Excluding other comprehensive income                                                $  26.07               $  25.14
                                                                        ---------------------- ----------------------


Insurance - Financial Services - On Your Side       One Nationwide Plaza
                                                    Columbus, OH 43215-2220
                                                    www.nationwidefinancial.com